North America Structured Investments

J.P.Morgan

13m Digital Coupon Notes linked to SPX/NDX

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC.
Guarantor:	JPMorgan Chase & Co.
Minimum Denomination:	$1,000
Indices:	The S&P 500 Index and the NASDAQ-100 Index
Pricing Date:	December 27, 2018
Observation Date:	January 28, 2020
Maturity Date:	January 31, 2020
Contingent Digital Return:	Between 9.50% and 12.50%*
Trigger Value:	With respect to each Index, 70.00% of its Initial Value
Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either Index is less than its Trigger Value.
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
CUSIP:	48130WGP0
Preliminary Pricing Supplement:	http://sp.jpmorgan.com/document/cusip/48130WGP0/doctype/Product_Termsheet/document.pdf

Payment at Maturity:

If a Trigger Event has not occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If (i) a Trigger Event has occurred and (ii) the Final Value of each Index is greater than or equal to its Initial Value, you will receive the principal amount of your notes at maturity.

If (i) a Trigger Event has occurred and (ii) the Final Value of either Index is less than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If (i) a Trigger Event has occurred and (ii) the Final Value of either Index is less than its Initial Value, you will lose some or all of your principal amount at maturity

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

Hypothetical Total Returns**

	Payment at Maturity (9.50% Contingent Digital Return)	Payment at Maturity
Least Performing Index Return	If a Trigger Event Has Not Occurred	If a Trigger Event Has Occurred
60.00%	$1,095.00	$1,000.00
40.00%	$1,095.00	$1,000.00
20.00%	$1,095.00	$1,000.00
5.00%	$1,095.00	$1,000.00
0.00%	$1,095.00	$1,000.00
-5.00%	$1,095.00	$950.00
-20.00%	$1,095.00	$800.00
-30.00%	$1,095.00	$700.00
-30.01%	N/A	$699.90
-50.00%	N/A	$500.00
-80.00%	N/A	$200.00

*The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 9.50%

**These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com